EXHIBIT 99

PRESS RELEASE DATED JANUARY 25, 2017

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519

FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2016 RESULTS

NOTABLE ITEMS INCLUDE:

FOURTH QUARTER OF 2016 COMPARED TO FOURTH QUARTER OF 2015

•	NET INCOME INCREASED 48% TO $8.2 MILLION

•	DILUTED EARNINGS PER SHARE INCREASED 38%

•	NET INTEREST MARGIN EXPANDED 13 BASIS POINTS TO 2.97%

•	NET INTEREST INCOME INCREASED 26%

FULL YEAR ENDED DECEMBER 31, 2016

•	NET INCOME INCREASED 34% TO $26.1 MILLION FOR THE YEAR

•	DILUTED EARNINGS PER SHARE INCREASED 27%

•	NET INTEREST MARGIN EXPANDED 15 BASIS POINTS TO 2.98%

•	NET INTEREST INCOME INCREASED 26%

•	TOTAL ASSETS INCREASED $648 MILLION, OR 20%, PRIMARILY DUE TO ASSETS ACQUIRED IN THE HOPEWELL VALLEY COMMUNITY BANK ACQUISITION

•	CAPITAL REMAINS STRONG AT 16.1%

•	CASH DIVIDEND OF $0.08 PER SHARE OF COMMON STOCK DECLARED PAYABLE FEBRUARY 22, 2017, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 8, 2017

WOODBRIDGE, NEW JERSEY, JANUARY 25, 2017....NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.18 and $0.57 for the quarter and year ended December 31, 2016, respectively, compared to diluted earnings per common share of $0.13 and $0.45 for the quarter and year ended December 31, 2015, respectively. Earnings for the year ended December 31, 2016, include merger related expenses of $4.0 million ($2.4 million, after tax), or $0.05 per share, related to the acquisition of Hopewell Valley Community Bank ("Hopewell Valley"). Earnings for the year ended December 31, 2015, included a tax charge of $795,000, or $0.02 per share, related to the write-down of deferred assets as a result of New York City tax reforms enacted in April 2015, and merger-related expenses associated with the Hopewell Valley acquisition of $672,000 ($574,000, after tax), or $0.01 per share.
John W. Alexander, Chairman and Chief Executive Officer, commented, "Strong earnings growth is the hallmark of 2016. Diluted earnings per share for the fourth quarter of 2016 increased 38% from the comparable quarter of 2015, and over 12% compared to the linked quarter. Overall, diluted earnings per share increased over 26% for the year. This was accomplished through continued strong growth in earning assets, supported by strong core deposit growth, stable to expanding net interest margin, and the successful acquisition and integration of Hopewell Valley Community Bank. Originated loans increased nearly 11% and loans held for investment, net, increased over 25%. Deposit increases of over 32% supported this growth and also allowed for the reduction in wholesale funding.”
“Our capital ratios remain at strong levels,” continued Mr. Alexander, “and we continue to evaluate alternatives for leveraging our capital in a prudent manner. While we believe we still have the opportunity to increase our commercial real estate loan portfolio as a percentage of capital and grow the balance sheet, we also continue to evaluate alternative lending opportunities. Looking forward, if interest rates increase, loan growth may be challenging and we will seek other opportunities to increase earning assets.”

Continuing, Mr. Alexander added, “I also am pleased to announce, the declaration of a $0.08 per common share dividend by the Board of Directors. This dividend will be payable February 22, 2017, to stockholders of record on February 8, 2017.”

Results of Operations
Comparison of Operating Results for the Year Ended December 31, 2016 and 2015
Net income was $26.1 million and $19.5 million for the years ended December 31, 2016 and 2015, respectively. Net income for the year ended December 31, 2016, included merger-related expenses of $4.0 million ($2.4 million, after tax), associated with the acquisition of Hopewell Valley, which was completed on January 8, 2016. Net income for the year ended December 31, 2015, included merger-related expenses of $672,000 ($574,000, after tax), associated with the acquisition of Hopewell Valley and a tax charge of $795,000 related to the write-down of deferred tax assets as a result of New York City tax reforms enacted in April 2015. Other significant variances from the prior year are as follows: a $21.2 million increase in net interest income, a $2.2 million increase in non-interest income, a $14.8 million increase in non-interest expense, and a $1.7 million increase in income tax expense.

Net interest income for the year ended December 31, 2016, increased $21.2 million, or 25.9%, to $103.3 million, from $82.1 million for the prior year, primarily due to a $561.0 million, or 19.3%, increase in our average interest-earning assets, and a 15 basis point increase in our net interest margin to 2.98%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $632.3 million, partially offset by a decrease in average mortgage-backed securities of $95.3 million. The increase in average loans was largely due to $342.6 million of loans added through the Hopewell Valley acquisition, $165.9 million in loan pool purchases of primarily multifamily loans, and originated loan growth. Interest income for the year ended December 31, 2016, included loan prepayment income of $1.9 million, compared to $2.1 million for the year ended December 31, 2015. Yields earned on interest-earning assets decreased 10 basis points to 3.61% for the year ended December 31, 2016, from 3.51% for the year ended December 31, 2015. The cost of interest-bearing liabilities decreased eight basis points to 0.80% for the year ended December 31, 2016, as compared to 0.88% for the prior year.

The provision for loan losses increased $282,000 to $635,000 for the year ended December 31, 2016, from $353,000 for the year ended December 31, 2015, primarily due to growth of the originated loan portfolio, partially offset by an improvement in asset quality indicators, including declines in non-performing and delinquent loans, and lower net charge-offs. Acquired loans, including those acquired from Hopewell Valley, are valued at estimated fair value on the date of acquisition, with no related allowance for loan losses. Net charge-offs were $810,000 for the year ended December 31, 2016, compared to net charge-offs of $1.9 million for the year ended December 31, 2015.

Non-interest income increased $2.2 million, or 27.5%, to $10.1 million for the year ended December 31, 2016, from $7.9 million for the year ended December 31, 2015, primarily due to increases in fees and service charges for customer services of $989,000, income on bank owned life insurance of $231,000, and gains on securities transactions, net, of $1.2 million. These increases were partially offset by a decrease in other income of $198,000, primarily related to realized gains on sales of other real estate owned properties during 2015. Securities gains, net, in 2016 included gains of $507,000, net, related to the Company’s trading portfolio, while 2015 results included losses of $396,000 related to the Company’s trading portfolio. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the Plan). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $14.8 million, or 25.5%, to $72.9 million for the year ended December 31, 2016, from $58.1 million for the year ended December 31, 2015, primarily due to: (1) a $10.0 million increase in compensation and employee benefits largely driven by increased salary and benefit expense attributable to the addition of Hopewell Valley employees and general merit-related salary increases effective January 1, 2016, charges of $2.4 million related to severance, retention, and change-in-control compensation associated with the Hopewell Valley acquisition, and an increase in stock compensation expense related to the 2014 Equity Incentive Plan (2014 EIP); (2) a $1.4 million increase in occupancy expense due to the addition of nine Hopewell Valley branches; (3) a $2.3 million increase in data processing costs, of which approximately $1.1 million was due to conversion costs associated with the Hopewell Valley acquisition; (4) an increase in professional fees of $424,000; and (5) an $832,000 increase in other expense, primarily due to increases in core deposit premium amortization, advertising costs, and general office expenses related to the Hopewell Valley acquisition.

The Company recorded income tax expense of $13.7 million for the year ended December 31, 2016, compared to $12.0 million for the year ended December 31, 2015. The effective tax rate for the year ended December 31, 2016, was 34.3% compared to 38.0% for the year ended December 31, 2015. Income tax expense for the year ended December 31, 2016, included $211,000 in non-deductible merger related expenses. Income tax expense for the year ended December 31, 2015, included a deferred tax asset write-down of $795,000 related to New York City tax reforms enacted in April 2015 and $574,000 in non-deductible merger related expenses.

Comparison of Operating Results for the Three Months Ended December 31, 2016 and 2015

Net income was $8.2 million and $5.6 million for the quarters ended December 31, 2016, and 2015, respectively. Significant variances from the comparable prior year period are as follows: a $5.5 million increase in net interest income, a $399,000 increase in the provision for loan losses, a $521,000 increase in non-interest income, a $2.1 million increase in non-interest expense, and an $809,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2016, increased $5.5 million, or 25.7%, primarily due to an increase in average interest-earning assets of $606.1 million, or 20.4%, and a 13 basis point increase in our net interest margin to 2.97%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $622.7 million and an increase in other securities of $39.8 million, partially offset by a decrease in average mortgage-backed securities of $75.9 million. The increase in average loans was primarily due to $342.6 million of loans added through the Hopewell Valley acquisition, $165.9 million in loan pool purchases of primarily multifamily loans, and originated loan growth. The quarter ended December 31, 2016, included loan prepayment income of $539,000 as compared to $390,000 for the quarter ended December 31, 2015. Yields earned on interest-earning assets increased five basis points to 3.58% for the quarter ended December 31, 2016, from 3.53% for the quarter ended December 31, 2015. The cost of interest-bearing liabilities decreased 10 basis points to 0.78% for the current quarter as compared to 0.88% for the comparable prior year quarter.

The provision for loan losses increased by $399,000 to $280,000 for the quarter ended December 31, 2016, from a recovery of $119,000 for the quarter ended December 31, 2015, primarily due to growth of the loan portfolio, partially offset by an improvement in asset quality indicators, including declines in non-performing and delinquent loans, and lower net charge-offs. Net charge-offs were $25,000 for the quarter ended December 31, 2016, compared to net charge-offs of $766,000 for the quarter ended December 31, 2015.

Non-interest income increased $521,000 or 24.6%, to $2.6 million for the quarter ended December 31, 2016, from $2.1 million for the quarter ended December 31, 2015, primarily due to increases in fees and service charges for customers of $310,000, and gains on securities transactions, net, of $206,000. Securities gains, net, in the quarter ended December 31, 2016, included gains of $118,000 related to the Company’s trading portfolio described above, while the comparable 2015 quarter included losses of $6,000 related to the Company’s trading portfolio.

Non-interest expense increased $2.1 million, or 14.7%, to $16.6 million for the quarter ended December 31, 2016, from $14.4 million for the quarter ended December 31, 2015. This increase was primarily due to a $1.6 million increase in compensation and employee benefits related to the addition of Hopewell Valley employees and general merit-related salary increases effective January 1, 2016, and a $380,000 increase in occupancy costs associated with the addition of nine Hopewell Valley branches.

The Company recorded income tax expense of $4.3 million for the quarter ended December 31, 2016, compared to $3.5 million for the quarter ended December 31, 2015. The effective tax rate for the quarter ended December 31, 2016, was 34.3% as compared to 38.4% for the quarter ended December 31, 2015. The quarter ended December 31, 2015 included $137,000 in non-deductible merger related expenses.

Comparison of Operating Results for the Three Months Ended December 31, 2016, and September 30, 2016

Net income was $8.2 million and $7.3 million for the quarters ended December 31, 2016, and September 30, 2016, respectively. Significant variances from the prior quarter are as follows: a $433,000 increase in net interest income, a $192,000 decrease in the provision for loan losses, an $801,000 decrease in non-interest expense, and a $491,000 increase in income tax expense.

Net interest income for the quarter ended December 31, 2016, increased $433,000, or 1.6%, due to a $69.8 million, or 2.0%, increase in average interest-earning assets, partially offset by a one basis point decrease in net interest margin to 2.97%. The increase in average interest-earning assets was primarily attributable to an increase in average loans outstanding of $123.8 million, partially offset by decreases in average mortgage-backed securities of $39.5 million, and deposits in financial institutions of $13.5 million. The quarter ended December 31, 2016, included loan prepayment income of $539,000 as compared to $459,000 for the quarter ended September 30, 2016. Yields earned on interest-earning assets remained stable at 3.58% for both quarters ended December 31, 2016, and September 30, 2016. The cost of interest-bearing liabilities remained stable at 0.78% for both quarters ended December 31, 2016, and September 30, 2016.

The provision for loan losses decreased by $192,000 to $280,000 for the quarter ended December 31, 2016, from $472,000 for the quarter ended September 30, 2016, primarily due to an improvement in asset quality indicators and non-accrual trends, including declines in non-performing and delinquent loans, and lower net-charge-offs, partially offset by an increase in the provision for losses related to purchased credit-impaired (PCI) loans resulting from the recasting of PCI cash flows during the fourth quarter of 2016. Net charge-offs were $25,000 for the quarter ended December 31, 2016, compared to net charge-offs of $449,000 for the quarter ended September 30, 2016.

Non-interest income remained stable at $2.6 million for the quarter ended December 31, 2016, compared to $2.7 million for the quarter ended September 30, 2016.

Non-interest expense decreased $801,000, or 4.6%, to $16.6 million for the quarter ended December 31, 2016, from $17.4 million for the quarter ended September 30, 2016, primarily due to decreases of $676,000 in compensation and employee benefits and $539,000 in data processing costs, partially offset by increases of $156,000 in professional fees and $254,000 in other expenses.

The Company recorded income tax expense of $4.3 million for the quarter ended December 31, 2016, compared to $3.8 million for the quarter ended September 30, 2016.  The effective tax rate for the quarter ended December 31, 2016, was 34.3%, as compared to 34.2% for the quarter ended September 30, 2016.
Financial Condition
Total assets increased $647.5 million, or 20.2%, to $3.85 billion at December 31, 2016, from $3.20 billion at December 31, 2015. The increase was primarily attributable to increases in loans held-for-investment, net, of $594.4 million, cash and cash equivalents of $44.2 million, goodwill of $22.3 million, and bank owned life insurance of $15.3 million. The increases were partially offset by a decrease in securities available-for-sale of $42.7 million. The overall increase in assets was primarily due to assets acquired from the Hopewell Valley acquisition.

As of December 31, 2016, we estimate our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 379%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, monitoring bank portfolio performance, market analysis (economic and real estate) and stress testing of the Bank’s commercial real estate portfolio under severely adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Loans held-for-investment, net, increased $594.4 million to $2.97 billion at December 31, 2016, as compared to $2.37 billion at December 31, 2015. The increase was primarily attributable to the addition of $342.6 million of loans acquired from Hopewell Valley, three loan pool purchases totaling $165.9 million, which consisted of primarily multifamily loans, and originated loan growth.

Originated loans held-for-investment, net, totaled $2.14 billion at December 31, 2016, as compared to $1.93 billion at December 31, 2015. The increase was primarily due to an increase in multifamily real estate loans of $187.9 million, or 14.2%, to $1.51 billion at December 31, 2016, from $1.32 billion at December 31, 2015. The following tables details our multifamily real estate originations for the years ended December 31, 2016 and 2015 (dollars in thousands):

Year Ended December 31, 2016
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$312,716	3.41%	62%	80	V	30 Years
11,821	3.76%	40%	140	F	7- 20 Years
$324,537	3.42%	62%

Year Ended December 31, 2015
Originations	Weighted Average Interest Rate	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$394,694	3.37%	60.0%	75	V	15 - 30 Years
5,829	4.01%	26.0%	180	F	15 Years
$400,523	3.37%	59.0%

Acquired loans increased by $384.2 million to $793.2 million at December 31, 2016, from $409.0 million at December 31, 2015, due to $342.6 million of loans acquired from Hopewell Valley, and loan pool purchases totaling approximately $165.9 million, which consisted primarily of multifamily loans, partially offset by paydowns. The following table provides the details of the loans purchased during the year ended December 31, 2016 (dollars in thousands):

Purchases	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$27,415	3.98%	30%	120	F	30 Years
48,445	2.95%	53%	46	V	30 Years
82,242	2.93%	49%	33	V	30 Years
7,760	2.85%	66%	30	V	30 Years
$165,862	3.11%	45%
(1) Net of servicing fee.
Purchased credit-impaired (PCI) loans totaled $30.5 million at December 31, 2016, as compared to $33.1 million at December 31, 2015, and include $4.8 million of PCI loans acquired as part of the Hopewell Valley acquisition. The remaining $25.7 million of PCI loans were primarily acquired as part of a transaction with the Federal Deposit Insurance Corporation. The Company accreted interest income of $5.2 million for the year ended December 31, 2016, as compared to $4.5 million for the year ended December 31, 2015.

The Company’s available-for-sale securities portfolio totaled $498.9 million at December 31, 2016, compared to $541.6 million at December 31, 2015. At December 31, 2016, $448.8 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $45.2 million in corporate bonds, all of which were considered investment grade at December 31, 2016, and other securities of $4.9 million (including $1.2 million of equity investments in money market mutual funds).

Total liabilities increased $586.1 million, or 22.2%, to $3.23 billion at December 31, 2016, from $2.64 billion at December 31, 2015.  The increase was primarily attributable to an increase in deposits of $660.7 million, partially offset by decreases in securities sold under agreements to repurchase of $55.0 million and other borrowings of $29.9 million due to a shift in our balance sheet funding strategy. The increase in deposits was primarily due to $456.2 million of deposits acquired from Hopewell Valley.

Deposits increased $660.7 million, or 32.2%, to $2.71 billion at December 31, 2016, from $2.05 billion at December 31, 2015. The increase was attributable to increases of $377.0 million in transaction accounts, $270.5 million in money market accounts, and $36.2 million in certificate of deposit accounts, partially offset by a decrease in savings accounts of $23.1 million.

Borrowings and securities sold under agreements to repurchase decreased by $84.9 million, or 15.2%, to $473.2 million at December 31, 2016, from $558.1 million at December 31, 2015.  Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.  The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year (dollars in thousands) at December 31, 2016:

Year	Amount	Weighted Average Rate
2017	$165,003	1.22%
2018	142,715	1.66%
2019	93,502	1.47%
2020	60,000	1.66%
	$461,220	1.47%

Total stockholders’ equity increased by $61.4 million to $621.2 million at December 31, 2016, from $559.8 million at December 31, 2015. This increase was primarily due to common stock issued in relation to the Hopewell Valley transaction. The Company issued 2,707,381 shares of common stock in the Hopewell Valley acquisition at a price of $15.41, which resulted in a $41.7 million increase in equity. To a lesser extent, net income earned for the year, stock compensation expense associated with equity awards, and the exercise of stock options, partially offset by dividends paid to stockholders and an increase in unrealized losses on our securities-available-for sale portfolio, also contributed to the increase in equity.

Asset Quality

The following table details total originated and acquired (but excluding PCI) non-accruing loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2016, and December 31, 2015 (dollars in thousands):

	December 31, 2016	December 31, 2015
Non-accrual loans:
Real estate loans:
Commercial (1)	$5,513	$5,232
One-to-four family residential	1,629	2,574
Construction and land	—	113
Multifamily	43	559
Home equity and lines of credit	127	329
Commercial and industrial	9	—
Total non-accrual loans:	7,321	8,807
Loans delinquent 90 days or more and still accruing:
Real estate loans:
One-to-four family residential	52	—
Home equity and lines of credit	8	—
Commercial and industrial	—	15
Total loans delinquent 90 days or more and still accruing	60	15
Total non-performing loans	7,381	8,822
Other real estate owned	850	45
Total non-performing assets	$8,231	$8,867
Non-performing loans to total loans held-for-investment, net	0.25%	0.37%
Non-performing assets to total assets	0.21%	0.28%
Loans subject to restructuring agreements and still accruing	$20,628	$22,284
Accruing loans 30-89 days delinquent	$10,100	$21,620
(1) Included in commercial real estate non-accrual loans above is a loan with a balance of approximately $3.3 million at December 31, 2016, which was partially paid off in January 2017, from the sale of one of the properties collateralizing the loan, totaling approximately $3.1 million. No impairment reserve was required on this loan as of December 31, 2016.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $10.1 million and $21.6 million at December 31, 2016, and December 31, 2015, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2016, and December 31, 2015 (dollars in thousands):

	December 31, 2016	December 31, 2015
Real estate loans:
Commercial	$4,578	$13,957
One-to-four family residential	3,621	4,209
Multifamily	1,440	2,965
Home equity and lines of credit	263	374
Commercial and industrial loans	148	104
Other loans	50	11
Total delinquent accruing loans	$10,100	$21,620

The decrease in the delinquent loans is due in part to one commercial real estate loan with a balance of $5.6 million at December 31, 2015 which was 31 days delinquent and became current during the first quarter of 2016. This loan had a balance of $5.5 million at December 31, 2016, is classified as an accruing troubled debt restructured loan, and adequately covered by collateral with a recent appraised value of $9.3 million.

PCI Loans (Held-for-Investment)

At December 31, 2016, based on contractual principal, 6.6% of PCI loans were past due 30 to 89 days, and 19.3% were past due 90 days or more, as compared to 7.9% and 21.4%, respectively, at December 31, 2015.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

	At or For the Three Months Ended			At or For the Year Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
Selected Financial Ratios:
Performance Ratios(1):
Return on assets (ratio of net income to average total assets) (8) (9) (10)	0.85%	0.69%	0.77%	0.70%	0.63%
Return on equity (ratio of net income to average equity) (8) (9) (10)	5.24	3.94	4.68	4.26	3.41
Average equity to average total assets	16.14	17.58	16.35	16.44	18.32
Interest rate spread	2.80	2.65	2.80	2.80	2.63
Net interest margin	2.97	2.84	2.98	2.98	2.83
Efficiency ratio(2) (11) (12) (13)	56.52	61.87	60.09	64.34	64.59
Non-interest expense to average total assets(11) (12) (13)	1.71	1.80	1.83	1.95	1.86
Non-interest expense to average total interest-earning assets(11) (12) (13)	1.85	1.93	1.97	2.11	2.00
Average interest-earning assets to average interest-bearing liabilities	128.53	127.77	129.51	128.68	129.12
Asset Quality Ratios:
Non-performing assets to total assets	0.21	0.28	0.28	0.21	0.28
Non-performing loans(3) to total loans(4)	0.25	0.37	0.36	0.25	0.37
Allowance for loan losses to non-performing loans held-for-investment(5)	333.23	280.78	229.21	333.23	280.78
Allowance for loan losses to originated loans held-for-investment, net(6)	1.10	1.24	1.13	1.10	1.24
Allowance for loan losses to total loans held-for-investment, net(7)	0.83	1.04	0.83	0.83	1.04

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)
Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net, and non-performing loans held-for-sale.

(4)	Includes originated loans held-for-investment, PCI loans, acquired loans and non-performing loans held-for-sale (where applicable).

(5)	Excludes nonperforming loans held-for-sale (where applicable), carried at lower of aggregate cost or estimated fair value, less costs to sell.

(6)	Excludes PCI loans, acquired loans held-for-investment and loans held-for-sale (where applicable) and related reserve balances.

(7)	Includes PCI and acquired loans held-for-investment.
(8) The three months and year ended December 31, 2015, include merger-related charges of $137,000, and $574,000, net of tax, associated with the acquisition of Hopewell Valley. The year ended December 31, 2015, also includes a $795,000 charge related to the write-down of deferred tax assets resulting from New York City tax reforms enacted in the second quarter of 2015.
(9) The three months ended September 30, 2016, includes merger-related charges of $286,000, net of tax, associated with the acquisition of Hopewell Valley.
(10) The year ended December 31, 2016, includes merger-related charges of $2.4 million, net of tax, associated with the acquisition of Hopewell Valley.
(11) The three months and year ended December 31, 2015, include merger-related pre-tax charges of $235,000 and $672,000, respectively, associated with the acquisition of Hopewell Valley.
(12) The three months ended September 30, 2016, includes merger-related pre-tax charges of $477,000 associated with the acquisition of Hopewell Valley.
(13) The year ended December 31, 2016, includes merger-related pre-tax charges of $4.0 million associated with the acquisition of Hopewell Valley.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2016	December 31, 2015
ASSETS:
Cash and due from banks	$18,412	$15,324
Interest-bearing deposits in other financial institutions	77,673	36,529
Total cash and cash equivalents	96,085	51,853
Trading securities	7,857	6,713
Securities available-for-sale, at estimated fair value	498,897	541,595
Securities held-to-maturity, at amortized cost (estimated fair value of $10,118 at December 31, 2016 and $10,368 at December 31, 2015)	10,148	10,346
Originated loans held-for-investment, net	2,144,346	1,931,585
Loans acquired	793,240	409,015
Purchased credit-impaired (PCI) loans held-for-investment	30,498	33,115
Loans held-for-investment, net	2,968,084	2,373,715
Allowance for loan losses	(24,595)	(24,770)
Net loans held-for-investment	2,943,489	2,348,945
Accrued interest receivable	9,714	8,263
Bank owned life insurance	148,047	132,782
Federal Home Loan Bank of New York stock, at cost	25,123	25,803
Premises and equipment, net	26,910	23,643
Goodwill	38,411	16,159
Other real estate owned	850	45
Other assets	44,563	36,437
Total assets	$3,850,094	$3,202,584

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$2,713,587	$2,052,929
Securities sold under agreements to repurchase	8,000	63,000
Federal Home Loan Bank advances and other borrowings	465,206	495,129
Advance payments by borrowers for taxes and insurance	12,331	10,862
Accrued expenses and other liabilities	29,774	20,885
Total liabilities	3,228,898	2,642,805
Total stockholders’ equity	621,196	559,779
Total liabilities and stockholders’ equity	$3,850,094	$3,202,584

Total shares outstanding	48,526,658	45,565,540
Tangible book value per share (1)	$11.97	$11.93

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $1.7 million and $179,000 at December 31, 2016, and December 31, 2015, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
Interest income:
Loans	$28,984	$23,145	$28,222	$111,776	$87,179
Mortgage-backed securities	2,510	2,946	2,665	10,832	12,982
Other securities	246	36	252	908	328
Federal Home Loan Bank of New York dividends	310	244	302	1,171	1,149
Deposits in other financial institutions	60	27	84	285	120
Total interest income	32,110	26,398	31,525	124,972	101,758
Interest expense:
Deposits	3,615	3,050	3,545	14,287	10,423
Borrowings	1,811	2,120	1,729	7,381	9,265
Total interest expense	5,426	5,170	5,274	21,668	19,688
Net interest income	26,684	21,228	26,251	103,304	82,070
Provision/(recovery) for loan losses	280	(119)	472	635	353
Net interest income after provision/(recovery) for loan losses	26,404	21,347	25,779	102,669	81,717
Non-interest income:
Fees and service charges for customer services	1,307	997	1,255	4,934	3,945
Income on bank owned life insurance	997	938	1,008	3,998	3,767
Gains / (losses) on securities transactions, net	201	(5)	362	813	(339)
Other	138	192	42	327	525
Total non-interest income	2,643	2,122	2,667	10,072	7,898
Non-interest expense:
Compensation and employee benefits	8,889	7,254	9,565	39,780	29,760
Occupancy	2,814	2,434	2,828	11,411	10,039
Furniture and equipment	347	330	349	1,421	1,428
Data processing	1,135	963	1,674	6,054	3,802
Professional fees	840	791	684	3,461	3,037
FDIC insurance	276	398	256	1,494	1,550
Other	2,275	2,278	2,021	9,325	8,493
Total non-interest expense	16,576	14,448	17,377	72,946	58,109
Income before income tax expense	12,471	9,021	11,069	39,795	31,506
Income tax expense	4,273	3,464	3,782	13,665	11,975
Net income	$8,198	$5,557	$7,287	$26,130	$19,531
Net income per common share:
Basic	$0.18	$0.13	$0.16	$0.59	$0.46
Diluted	$0.18	$0.13	$0.16	$0.57	$0.45
Basic average shares outstanding	44,647,550	41,373,788	44,556,682	44,374,389	42,285,712
Diluted average shares outstanding	46,203,185	42,668,017	45,720,752	45,717,887	43,478,481

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$2,934,208	$28,984	3.93%	$2,810,377	$28,222	3.99%	$2,311,467	$23,145	3.97%
Mortgage-backed securities (3)	486,004	2,510	2.05	525,487	2,665	2.02	561,871	2,946	2.08
Other securities (3)	57,866	246	1.69	60,373	252	1.66	18,107	36	0.79
Federal Home Loan Bank of New York stock	26,138	310	4.72	24,667	302	4.87	23,128	244	4.19
Interest-earning deposits in financial institutions	68,510	60	0.35	82,016	84	0.41	52,032	27	0.21
Total interest-earning assets	3,572,726	32,110	3.58	3,502,920	31,525	3.58	2,966,605	26,398	3.53
Non-interest-earning assets	284,255			283,900			218,125
Total assets	$3,856,981			$3,786,820			$3,184,730

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,694,190	$1,985	0.47%	$1,654,778	$1,877	0.45%	$1,249,719	$1,541	0.49%
Certificates of deposit	586,171	1,630	1.11	583,488	1,668	1.14	559,019	1,509	1.07
Total interest-bearing deposits	2,280,361	3,615	0.63	2,238,266	3,545	0.63	1,808,738	3,050	0.67
Borrowed funds	499,254	1,811	1.44	466,476	1,729	1.47	513,136	2,120	1.64
Total interest-bearing liabilities	2,779,615	5,426	0.78	2,704,742	5,274	0.78	2,321,874	5,170	0.88
Non-interest bearing deposits	389,303			400,856			263,640
Accrued expenses and other liabilities	65,669			62,104			39,282
Total liabilities	3,234,587			3,167,702			2,624,796
Stockholders' equity	622,394			619,118			559,934
Total liabilities and stockholders' equity	$3,856,981			$3,786,820			$3,184,730

Net interest income		$26,684			$26,251			$21,228
Net interest rate spread (4)			2.80%			2.80%			2.65%
Net interest-earning assets (5)	$793,111			$798,178			$644,731
Net interest margin (6)			2.97%			2.98%			2.84%
Average interest-earning assets to interest-bearing liabilities			128.53%			129.51%			127.77%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Years Ended
	December 31, 2016			December 31, 2015
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans (1)	$2,781,336	$111,776	4.02%	$2,149,011	$87,179	4.06%
Mortgage-backed securities (2)	525,355	10,832	2.06	620,653	12,982	2.09
Other securities (2)	57,240	908	1.59	42,017	328	0.78
Federal Home Loan Bank of New York stock	25,405	1,171	4.61	25,484	1,149	4.51
Interest-earning deposits in financial institutions	74,892	285	0.38	66,017	120	0.18
Total interest-earning assets	3,464,228	124,972	3.61	2,903,182	101,758	3.51
Non-interest-earning assets	268,154			219,566
Total assets	$3,732,382			$3,122,748

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$1,619,250	$7,758	0.48%	$1,140,508	$4,957	0.43%
Certificates of deposit	580,973	6,529	1.12	512,977	5,466	1.07
Total interest-bearing deposits	2,200,223	14,287	0.65	1,653,485	10,423	0.63
Borrowed funds	491,802	7,381	1.50	594,926	9,265	1.56
Total interest-bearing liabilities	2,692,025	21,668	0.80	2,248,411	19,688	0.88
Non-interest bearing deposits	372,946			262,318
Accrued expenses and other liabilities	53,808			39,936
Total liabilities	3,118,779			2,550,665
Stockholders' equity	613,603			572,083
Total liabilities and stockholders' equity	$3,732,382			$3,122,748

Net interest income		$103,304			$82,070
Net interest rate spread (3)			2.81%			2.63%
Net interest-earning assets (4)	$772,203			$654,771
Net interest margin (5)			2.98%			2.83%
Average interest-earning assets to interest-bearing liabilities			128.68%			129.12%

(1)	Includes non-accruing loans.

(2)	Securities available-for-sale are reported at amortized cost.

(3)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.